Exhibit 99.1

Investor Contact:

Kristine Mozes

Mozes Communications LLC

(781) 652-8875

PortalPlayer, Inc. Names Wireless Veteran,

Tomas Isaksson, To Board of Directors

SAN JOSE, California – November 15, 2005 – PortalPlayer, Inc (NASDAQ: PLAY), a leading supplier of advanced semiconductor, firmware and software solutions for the personal media player market, today announced the appointment of Tomas Isaksson, 51, as a new independent member of PortalPlayer’s board of directors. In addition to serving on the Board, Mr. Isaksson is also a member of the Audit Committee.

“We are very excited to have Tomas join the PortalPlayer board of directors,” said Richard Sanquini, PortalPlayer’s chairman of the board. “His extensive experience in the wireless industry and in leading global operations, we believe, fit perfectly with PortalPlayer’s future vision. Tomas is an excellent addition to our team and we look forward to his many contributions.”

“I am proud to be joining the PortalPlayer team,” said Mr. Isaksson. “I believe PortalPlayer is one of the most innovative suppliers to the personal media player market. Their commitment to technology innovation and vision of future wirelessly enabled devices are inspiring, and I am excited to work with the Board and executive management to help achieve these goals.”

Mr. Isaksson, a 27 year veteran of the international telecommunications industry, spent 11 years at Vodafone, the world’s leading mobile telecommunications company. Most recently, he was chief executive and chairman of the management board of Vodafone Netherlands, a subsidiary of the Vodafone Group. During his tenure at Vodafone, Mr. Isaksson was also chief executive of the Americas Region and president of Vodafone Global Platform and Internet Services, as well as the chief executive officer of Europolitan Holdings AB, a Swedish mobile operator. Earlier in his career, Mr. Isaksson spent 16 years at Ericsson, a world-leading provider of telecommunications equipment and related services to mobile and fixed network operators, most recently as president and chief executive officer of Ericsson Radio Systems Inc. Mr. Isaksson has served on the board of directors of many companies, including Europolitan Holdings AB, Verizon Wireless and Telecel.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for personal multimedia players that empower consumers to easily purchase, rent, manage, listen to and watch large amounts of digital music, photos and video content. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., and Hyderabad, India. For more information, visit www.portalplayer.com.

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Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding Mr. Isaksson’s anticipated contributions and the Company’s commitment to technology innovation and vision of future wirelessly enabled devices, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believes,” “anticipates,” “plans,” “expects,” “will,” “designed to,” “forward” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance. Actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the market for personal media players, manufacturing and supply risks, PortalPlayer’s ability to keep pace with rapid technological change, the semiconductor industry and international operations, and other risks and uncertainties detailed in PortalPlayer’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in PortalPlayer’s SEC filings. These forward-looking statements speak only as of the date hereof. PortalPlayer does not undertake any obligation to update forward-looking statements.